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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )*


                       First Kansas Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    32065110
--------------------------------------------------------------------------------
                                 (CUSIP Number)


            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                November 4, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages.
                        Exhibit Index located on Page ___       SEC 1746 (12-91)

-----------------------------------          -----------------------------------
CUSIP No. 32065110                                            Page 2 of 12 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    SOAM Holdings, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
  NUMBER OF
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER
  OWNED BY           131,000
    EACH         ---------------------------------------------------------------
  REPORTING      9.  SOLE DISPOSITIVE POWER
   PERSON
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER
                     131,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    131,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.3%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    00
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 32065110                                            Page 3 of 12 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
  NUMBER OF
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER
  OWNED BY           131,000
    EACH         ---------------------------------------------------------------
  REPORTING      9.  SOLE DISPOSITIVE POWER
   PERSON
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER
                     131,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    131,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.3%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    00
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 32065110                                            Page 4 of 12 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
  NUMBER OF
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER
  OWNED BY           19,400
    EACH         ---------------------------------------------------------------
  REPORTING      9.  SOLE DISPOSITIVE POWER
   PERSON
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER
                     19,400
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    19,400
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 32065110                                            Page 5 of 12 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
  NUMBER OF
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER
  OWNED BY           51,900
    EACH         ---------------------------------------------------------------
  REPORTING      9.  SOLE DISPOSITIVE POWER
   PERSON
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER
                     51,900
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    51,900
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.7%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 32065110                                            Page 6 of 12 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
  NUMBER OF
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER
  OWNED BY           16,000
    EACH         ---------------------------------------------------------------
  REPORTING      9.  SOLE DISPOSITIVE POWER
   PERSON
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER
                     16,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    16,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.1%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 32065110                                            Page 7 of 12 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
  NUMBER OF
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER
  OWNED BY           43,700
    EACH         ---------------------------------------------------------------
  REPORTING      9.  SOLE DISPOSITIVE POWER
   PERSON
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER
                     43,700
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    43,700
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.1%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 32065110                                            Page 8 of 12 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Maltese
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
  NUMBER OF
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER
  OWNED BY           131,000
    EACH         ---------------------------------------------------------------
  REPORTING      9.  SOLE DISPOSITIVE POWER
   PERSON
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER
                     131,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    131,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.3%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No.3 to Schedule 13D relating to First Kansas Financial Corporation is being filed on behalf of the undersigned to amend the Schedule 13D filed by the undersigned dated October 27, 1998, as amended by Amendment No. 1 to the Schedule 13D dated December 10, 1998 and Amendment No. 2 to the
Schedule 13D dated February 1, 1999 (the "Schedule 13D"). Terms defined in the
Schedule 13D and not defined herein have the same meaning as in the Schedule
13D.

Item 2. Identity and Background.

         Item 2(b) of the Schedule 13D is hereby amended in its entirety to read as follows:

         (b) The address of the principal offices of each of MP, MHF, MPII, MHFII, Holdings and SOAM and the business address of Mr. Maltese is Sandler O'Neill Asset Management LLC, 780 Third Avenue, 30th Floor, New York, New York 10017. The address of the principal offices of 2WTC is c/o Sandler O'Neill & Partners, L.P., 2 World Trade Center -- 104th Floor, New York, New York 10048.

Item 3. Source and Amount of Funds.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII and MHFII is $212,116, $173,649, $565,258 and $469,532, respectively. Such shares were purchased with the investment capital of the respective entities.

Item 5. Interest in Securities of the Issuer.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 1,402,430 shares of Common Stock outstanding, as set forth in the Issuer's Current Report on Form 8-K dated October 29, 1999, as of the close of business on November 4, 1999:

    (i) MP beneficially owned 19,400 shares of Common Stock, constituting approximately 1.4% of the shares outstanding.

    (ii) MHF beneficially owned 16,000 shares of Common Stock, constituting approximately 1.1% of the shares outstanding.

    (iii) MPII beneficially owned 51,900 shares of Common Stock, constituting approximately 3.7% of the shares outstanding.

    (iv) MHFII beneficially owned 43,700 shares of Common Stock, constituting approximately 3.1% of the shares outstanding.

    (v) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 19,400 shares owned by MP, the 16,000 shares owned by MHF, the 51,900 shares owned by MPII and the 43,700 shares owned by MHFII, or an aggregate of 131,000 shares of Common Stock, constituting approximately 9.3% of the shares outstanding.

    (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 19,400 shares owned by MP, the 16,000 shares owned by MHF, the 51,900 shares owned by MPII and the 43,700 shares owned by MHFII, or an aggregate of 131,000 shares of Common Stock, constituting approximately 9.3% of the shares outstanding.

    (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 19,400 shares owned by MP, the 16,000 shares owned by MHF, the 51,900 shares owned by MPII and the 43,700 shares owned by MHFII, or an aggregate of 131,000 shares of Common Stock, constituting approximately 9.3% of the shares outstanding.

    (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 131,000 shares of Common Stock, constituting approximately 9.3% of the shares outstanding.

    (ix)   2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to November 4, 1999, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         11/04/99          Sell                1,300             $11.50


         During the sixty days prior to November 4, 1999, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         11/04/99          Sell                1,172             $11.50


         During the sixty days prior to November 4, 1999, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         11/04/99          Sell                3,600             $11.50

         During the sixty days prior to November 4, 1999, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         11/04/99          Sell                3,028             $11.50


(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 12, 1999

MALTA PARTNERS, L.P.                       MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                By:     SOAM Holdings, LLC,
        the sole general partner                   the sole general partner


By: /s/ Terry Maltese                      By: /s/ Terry Maltese
    -----------------------------              ----------------------------
        Terry Maltese                              Terry Maltese
        President                                  President

MALTA PARTNERS II, L.P.                    MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                By:     SOAM Holdings, LLC,
        the sole general partner                   the sole general partner


By: /s/ Terry Maltese                      By: /s/ Terry Maltese
    -----------------------------              ----------------------------
        Terry Maltese                              Terry Maltese
        President                                  President

SOAM Holdings, LLC                         Sandler O'Neill Asset Management LLC


By: /s/ Terry Maltese                      By: /s/ Terry Maltese
    -----------------------------              ----------------------------
        Terry Maltese                              Terry Maltese
        President                                  President

Terry Maltese

/s Terry Maltese
---------------------------------